RESOLUTION OF THE BOARD OF DIRECTORS

of

Bontan Corporation  inc.

(hereinafter called the “Corporation”)

Dated this 5th  day of  November , 2007

Background

In the Annual and Special Meeting of the Corporation held on October 19, 2007, the shareholders empowered the directors of the Corporation to introduce and register new stock option plan and stock compensation plan on terms and timings at the sole discretion of the board of directors.

The directors acknowledged the fact that the Corporation spent most part of the year 2007 in searching for a suitable oil and/or gas project to participate into. The directors also acknowledged that the management and key consultants accepted shares and options in lieu of cash fees in the past and may be persuaded to continue to do so for the year 2008 so that cash resources of the Corporation can be used for projects.

 It is now hoped that the Corporation will shortly be able to find an oil  and gas project to invest into.  These activities would need hiring of new consultants conversant with resource sector and require increased compensation due to overall increase in business activities and specialized nature of the resource projects expected in the near future.

The directors felt it prudent to compensate these consultants and others by shares and options rather than cash and to free up the cash for investment in the various business projects. Accordingly, they decided to approve adding one million common shares under its existing 2007 Consultant Stock Compensation Plan, which was registered with the Securities & Exchange Commission on January 16, 2007.

Resolution

IT IS NOW RESOLVED THAT an amended S-8/A for 2007 Consultant Stock Compensation Plan, attached to this resolution be and is hereby approved and that Chief Executive Officer be and is hereby authorized to register this amendment with lawyer’s opinion as required with Securities and Exchange Commission as soon as possible.

THE FOREGOING RESOLUTIONS are hereby consented to by the following Directors set out hereto in accordance with the Ontario Business Corporation Act.

Sd.

Sd.

_____________________________

_______________________________

Kam Shah

Dean Bradley

Sd.

 _____________________________

Brett Rees

BONTAN CORPORATION INC.

2007 CONSULTANT STOCK COMPENSATION PLAN ( as amended on November 5, 2007)

I. PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Bontan Corporation Inc. by allowing the Company to compensate employees, consultants and contractors who have provided bona fide services to the Company or its subsidiaries (other than services rendered in connection with the offer and sale of securities in a capital raising transaction), through the award of Common Stock of the Company.

II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1.  "Award" means any grant of Common Stock under this Plan.

2. "Board of Directors" means the Board of Directors of the Company.

3. "Common Stock" means the Common Stock of the Company.

4. "Date of Grant" means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

5.  "Employee," "Consultant" and “Contractor” means any person (i) who is a natural person, (ii) has rendered or will render bona fide services to the Company or its subsidiaries (specifically excluding services rendered in connection with the offer and sale of securities in a capital raising transaction), and (iii) who, in the opinion of the Board of Directors, are in a position to make, or who have previously made, a significant contribution to the success of the Company or its subsidiaries.

III. EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is January 1, 2007

IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive.  The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V. STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 2,500,000 shares.

VI. PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Employees, Consultants and Contractors retained by the Company or its subsidiaries including the directors when acting in their capacity as consultants to the Company..

VII. GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees, Consultants and Contractors Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee, Consultant and Contractor will relate, and the terms and conditions upon which an Award may be issued (including, without limitation, the date of grant, value of the Award, exercise price if any and term of any Award). No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder, or under the rules and regulations of the Securities Act (Ontario).

VIII. DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX. RIGHT TO CONTINUED ENGAGEMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any Employee, Consultant and Contractor the right to continued engagement by the Company or its subsidiaries nor shall it interfere with or restrict in any way the rights of the Company or its subsidiaries to discharge any Employee, Consultant and Contractor or to terminate any consulting relationship at any time.

X. LAWS AND REGULATIONS.

1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI. TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

Dated:  November 5, 2007